EXHIBIT 99.9

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D/A dated December 21, 2022 (including amendments thereto) with respect to the Common Stock of PEDEVCO Corp. This Joint Filing Agreement shall be filed as an Exhibit to such Statement. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such Statement, and for the completeness and accuracy of the information concerning him or it contained in such Statement and any amendments thereto, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: December 21, 2022

/s/ Dr. Simon G. Kukes
Dr. Simon G. Kukes

The SGK 2018 Revocable Trust

/s/ Dr. Simon G. Kukes
Dr. Simon G. Kukes
Trustee

SCHEDULE A

Title of Security	Date of Purchase	Shares Purchased	Price Per Share
Common Stock	9/27/2022	107,099	$1.0273(1)
Common Stock	9/28/2022	38,742	$1.06
Common Stock	9/29/2022	100,000	$1.058(2)
Common Stock	9/30/2022	100,000	$1.0497
Common Stock	12/6/2022	76,746	$1.0951(3)
Common Stock	12/7/2022	100,000	$1.1003(4)
Common Stock	12/12/2022	200,000	$1.0849(5)
Common Stock	12/19/2022	200,000	$1.078(6)
Common Stock	12/20/2022	122,580	$1.112(7)
		1,045,167

1.	This transaction was executed in multiple trades at prices ranging from $1.027 to $1.028, inclusive. The price reported above reflects the weighted average sales price.
2.	This transaction was executed in multiple trades at prices ranging from $1.057 to $1.0588, inclusive. The price reported above reflects the weighted average sales price.
3.	This transaction was executed in multiple trades at prices ranging from $1.089 to $1.10, inclusive. The price reported above reflects the weighted average sales price.
4.	This transaction was executed in multiple trades at prices ranging from $1.095 to $1.109, inclusive. The price reported above reflects the weighted average sales price.
5.	This transaction was executed in multiple trades at prices ranging from $1.080 to $1.089, inclusive. The price reported above reflects the weighted average sales price.
6.	This transaction was executed in multiple trades at prices ranging from $1.069 to $1.087, inclusive. The price reported above reflects the weighted average sales price.
7.	This transaction was executed in multiple trades at prices ranging from $1.095 to $1.119, inclusive. The price reported above reflects the weighted average sales price.

The Reporting Persons hereby undertake to provide upon request to the Securities and Exchange Commission staff, the Issuer or a security holder of the Issuer, full information regarding the number of shares and prices at which the transaction was effected.